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                                                                    EXHIBIT 11.1

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.

                         STATEMENT OF COMPUTATION OF NET
                          INVESTMENT INCOME PER LIMITED
                                PARTNERSHIP UNIT

                                                For the Three Months            For the Six Months
                                                   Ended June 30,                 Ended June 30,
                                             --------------------------      -------------------------
                                                1999           1998            1999            1998
                                             ---------      -----------      --------       ----------
Net Investment (Loss) Income                 $ (15,193)     $    43,463      $(53,527)      $   57,928

Percentage Allocable to Limited Partners            98%              99%           93%              99%
                                             ---------      -----------      --------       ----------

Net Investment (Loss) Income Allocable
   to Limited Partners                       $  14,889      $    43,029      $(49,780)      $   57,349
                                             =========      ===========      ========       ==========

Weighted Average Number of Limited
   Partnership Units Outstanding               940,336        1,020,142       940,336        1,020,142
                                             =========      ===========      ========       ==========

Net Investment (Loss) Income Per Limited
   Partnership Unit                          $    (.01)     $       .04      $   (.05)      $      .06
                                             =========      ===========      ========       ==========
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